Exhibit (d)2
ADMINISTRATIVE SERVICES AGREEMENT
     AGREEMENT, dated as of October 1, 2008, among U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), on its own behalf and on behalf of each of the Funds listed on Appendix A to this Agreement (each a “Fund” and together, the “Funds”), and U.S. Global Investors, Inc., a Texas corporation, and any successor thereto (the “Administrator”), effective with respect to each Fund as of the date set out with respect to such Fund on Appendix A to this Agreement, as may be amended from time to time.
     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust desires to retain the Administrator and its permitted designees to provide certain administrative services (the “Services”) to the Trust and the Funds on the terms set out in this Agreement, and the Administrator and its designees are willing to provide the Services to the Trust and each Fund on the terms set out in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Trust, each Fund, and the Administrator agree as follows:
     1. Appointment. The Trust appoints the Administrator to provide the Services set out in Appendix B to this Agreement for the benefit of the Trust and the Funds. The Administrator accepts its appointment and agrees to provide the Services for the compensation set out in this Agreement.
     2. Fees.
     (a) For all Services provided under this Agreement, the Administrator will be compensated as set out on Appendix C.
     (b) The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time. The Administrator reserves the right to recoup any waived fees or expenses payable under this Agreement for a period of up to three years from the date of the waiver of such fees and expenses.
     (c) For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.
     (d) The Administrator will not be required to pay expenses of any activity which is primarily intended to result in the sale of shares of a Fund if and to the extent that such expenses are required to be borne by a principal underwriter which acts as the distributor of a Fund’s shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses.
     3. Expenses.
     (a) Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Trust, the services of its officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Nothing in this Paragraph 3 shall preclude or prevent the Trust from paying expenses not enumerated in Subparagraph (b) below, including but not limited to expenses incurred in the course of the Administrator providing additional services to the Trust that are not currently contemplated by this Agreement.
     (b) The Administrator will not be required to pay any expenses of the Trust other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator will not be required to pay the following Trust expenses: The expenses of the Trust shall include, without limitation:
     (i) the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;
     (ii) the charges and expenses of the Trust’s independent auditors;
     (iii) brokerage commissions and other costs in connection with transactions in the portfolio securities of the Trust;
     (iv) all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;
     (v) the cost of stock certificates (if any) representing shares of the Trust;
     (vi) expenses involved in registering and maintaining registrations of the Trust and of its shares with the U.S. Securities and Exchange Commission and various states and other jurisdictions;
     (vii) all expenses of shareholders’ and Trustees’ meetings, including meetings of committees, and of preparing, printing and mailing proxy statements and solicitations of proxies, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;
     (viii) all expenses of preparing and setting in type, prospectuses, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);

     (ix) compensation and travel expenses of Trustees who are not “interested persons” within the meaning of the 1940 Act (“Independent Trustees”);
     (x) the expenses of furnishing or causing to be furnished, to each shareholder an account statement, including the expense of mailing such statements;
     (xi) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered by counsel to the Trust’s Independent Trustees, or the services of other legal counsel retained by the Trust’s Independent Trustees;
     (xii) the expenses of attendance at professional meetings of organizations such as the Investment Company Institute, the Mutual Fund Director’s Forum, or other similar organizations by officers and Trustees of the Trust, and the membership or association dues of such organizations;
     (xiii) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;
     (xiv) the expense of obtaining and maintaining fidelity bond as required by Section 17(g) of the 1940 Act and the expense of maintaining director’s and officer’s insurance for the Trust and the Trustees and officers of the Trust;
     (xv) interest payable on Trust borrowings;
     (xvi) postage; and
     (xvii) such non-recurring or extraordinary expenses as they may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust’s Trustees and officers with respect thereto.
     4. Delegation.
     (a) The Administrator, upon prior notice to the Trust and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.
     (b) Subject to prior approval of a majority of the members of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of a Fund, the Administrator, upon prior consent of the Trust and in compliance with applicable law, may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.

     (c) Notwithstanding any delegation under clauses (a) or (b) of this Section 4, the Administrator will continue to supervise the Services provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.
     5. Compliance with Rule 38a-1. The Administrator shall maintain policies and procedures relating to the services it provides pursuant to this Agreement that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Administrator also shall provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.
     6. Books and Records. The Administrator will maintain the books and records with respect to each Fund relating to the Services it provides pursuant to this Agreement and as are required pursuant to the 1940 Act and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for each Fund are the property of such Fund and further agrees to surrender promptly to a Fund any of such records upon the Fund’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the foregoing records required to be maintained by Rule 31a-1 under the 1940 Act.
     7. Reports to Administrator. Each Fund shall furnish or otherwise make available to the Administrator such copies of that Fund’s prospectus, statement of additional information, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.
     8. Reports to Each Fund. The Administrator shall prepare and furnish to each Fund such reports, statistical data and other information in such form and at such intervals as such Fund may reasonably request.
     9. Independent Contractor. In the performance of its duties hereunder, the Administrator is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed to be an agent of the Trust or any Fund.
     10. Confidentiality. Subject to the duties of the Administrator and the Trust to comply with the applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the Trust and the actions of the Adviser and the Funds in respect thereof.
     11. Non-Exclusive Services. The services of the Administrator to the Trust are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Administrator’s ability to meet all of its obligations with respect to rendering services to the Trust hereunder.
     12. Effect of Agreement. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Agreement and Declaration of Trust or By-laws of the Trust or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Fund or Trust.
     13. Limitation of Liability and Indemnification. The Administrator shall exercise its best judgment in rendering the services under this Agreement. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Administrator against any liability to a Fund or to its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement. The Trust shall indemnify and hold harmless the Administrator and its affiliated and controlling persons (as those terms are defined in Section 2(a)(3) of the 1940 Act and Section 15 of the 1933 Act, respectively) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund’s shareholders in connection with the matters to which this Agreement relates, provided that the Administrator’s actions or omissions do not rise to the level of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement. The Administrator shall indemnify and hold harmless the Trust, including its series, and its affiliated and controlling persons (as defined above) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Administrator’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement. It is expressly agreed that the obligations of the Administrator hereunder shall not be binding upon any shareholders, nominees, officers, agents or employees of the Administrator personally, but bind only the assets and property of the Administrator, respectively.
     14. Trust and Shareholder Liability. The Administrator is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that obligations assumed by the Trust and/or a Fund pursuant to this Agreement shall be limited in all cases to that Trust and/or the Fund and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund or Funds. The Administrator further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees, any individual Trustee of the Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefor.
     15. Force Majeure. The Administrator shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Administrator shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.
     16. Duration and Termination. This Agreement shall become effective as of the date written above with respect to the Trust, and with respect to each Fund as indicated in Schedule A and shall remain in full force and effect until one year after the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, subject to annual renewal as provided in Section 16(a) hereof and unless terminated as set forth in Sections 16(b) and (c) hereof:
     (a) The Agreement shall be approved annually with respect to a Fund (1) by a vote of a majority of the Trust’s Board who are not “interested persons” of the Trust or (2) by a vote of a “majority of the outstanding voting securities” of the Fund.
     (b) Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement with respect to a Fund or the Trust as a whole, without payment of any penalty. With respect to a Fund, termination may be authorized by action of the Board of the Trust or by a vote of a majority of the outstanding voting securities of the Fund.
     (c) Either party hereto may terminate this Agreement with respect to a Fund or the Trust as a whole, upon a material breach of the other party with respect to that party’s obligations under this Agreement. The party in material breach of this Agreement will be permitted a period of no more than sixty (60) days’ to remedy the breach. Failure to remedy such breach will result in termination of this Agreement without payment of any penalty by the non-breaching party.
     In the event of termination of this Agreement for any reason, the Administrator shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Trust and each Fund and, with respect to any of its assets, except as otherwise required by any fiduciary duties of the Administrator under applicable law. In addition, the Administrator shall deliver the all books and records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of administrative duties to any successor of the Administrator.
     17. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a the Trust or a Fund shall be effective until approved by the Board.
     18. Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “affiliated person” shall have the same meanings as such terms have in the 1940 Act.

     19. Interpretation of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     20. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.
     21. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attn: [Secretary]) or the Administrator (attn: [President]) (or to such other address or contact as shall be designated by the Trust or the Administrator in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Paragraph 20.
     22. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
     23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
     24. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.
     25. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

U.S. GLOBAL INVESTORS FUNDS		U.S. GLOBAL INVESTORS, INC.

By:	/s/ Frank E. Holmes	By:	/s/ Susan B. McGee
Name & Title: Frank E. Holmes		Name & Title: Susan B. McGee
President and Chief Executive Officer		President and General Counsel

APPENDIX A
The following Funds of the Trust are subject to this Agreement as of the date indicated below:

Name of Fund	Effective Date of Agreement
China Region Fund	October 1, 2008
All American Equity Fund	October 1, 2008
Gold and Precious Metals Fund	October 1, 2008
World Precious Minerals Fund	October 1, 2008
Global Resources Fund	October 1, 2008
Tax Free Fund	October 1, 2008
Near-Term Tax Free Fund	October 1, 2008
U.S. Government Securities Savings Fund	October 1, 2008
U.S. Treasury Securities Cash Fund	October 1, 2008
Eastern European Fund	October 1, 2008
Global Emerging Markets Fund	October 1, 2008
Holmes Growth Fund	October 1, 2008
Global MegaTrends Fund	October 1, 2008

A-1

APPENDIX B
ADMINISTRATIVE SERVICES
The following Services, as may be amended, are to be provided under this Agreement:
     Subject to the oversight and control of the Board, the Administrator will manage, supervise and conduct all business and affairs of the Trust in connection with its operation as an open-end investment company, other than those governed by the Investment Advisory Agreement or otherwise provided by other parties, including without limitation:
1.	provide the Trust with personnel as are reasonably necessary to perform the Services;

2.	prepare, distribute and utilize comprehensive compliance materials pursuant to Rule 38a-1 of the 1940 Act, including compliance manuals and checklists, develop and/or assist in developing compliance guidelines and procedures to improve overall compliance by the Trust and its various agents;

3.	monitor overall compliance with Rule 38a-1 by the Trust and its various agents including coordination, preparation and submission of reports required by Rule 38-1 of the 1940 Act;

4.	subject to supervision of the Board, propose and carry out policies directed at operational problem inquiry and resolution concerning actual or potential compliance violations, valuation of complex securities, securities trading in problematic markets or correction of pricing errors;

5.	arrange for the preparation and filing for the Trust of all required tax returns;

6.	prepare and submit reports and meeting materials to the board of trustees and to existing shareholders;

7.	prepare and file the periodic updating of the Trust’s prospectus and statement of additional information;

8.	prepare and file, or oversee the preparation and filing of, any currently required or to be required reports filed with the Securities and Exchange Commission and other regulatory and self-regulatory authorities including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR, Form N-CSR, Form N-Q, Form N-PX, and notices pursuant to Rule 24f-2 under the 1940 Act; and

9.	prepare and file any regulatory reports as required by any regulatory agency;

10.	perform certain regulatory and corporate governance duties including:
(a)	oversee the maintenance by the Funds’ custodian of certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act;

(b)	maintain a general corporate calendar for the Trust and, with respect to each Fund, create and maintain all records required by Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 thereunder, except those records that are maintained by the Funds’ investment adviser, sub-adviser (if applicable), transfer agent, distributor and custodian;

(c)	prepare, update and maintain copies of documents, such as charter documents, by-laws and foreign qualification filings;

(d)	prepare agenda and background materials for Board meetings, including reoccurring reports on Fund compliance; make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings;

(e)	organize, attend and prepare minutes of shareholder meetings;

(f)	review and monitor the fidelity bond and errors and omissions insurance coverage and the submission of any related regulatory filings;

(g)	maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

(h)	assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;
11.	oversee and coordinate certain operational matters including:
(a)	the determination and publication of the net asset value of each Fund in accordance with the valuation procedures and policies adopted from time to time by the Board;

(b)	accounting for dividends and interest received and distributions made by the Funds;

(c)	calculate, submit for review by officers of the Trust, and arrange for the payment of fees to the Funds’ investment adviser, sub-adviser, transfer agent, distributor and custodian; and

(d)	arrange for and monitor, if directed by the appropriate officers of the Trust Parties, the payment each Fund’s Rule 12b-1 expenses and prepare related reports;
12.	administer the implementation and required distribution of the Trust’s privacy policy as required under regulation S-P;

13.	monitor the Trust’s compliance with its registration statement;

14.	monitor the Trust’s compliance with the Internal Revenue Code, and the regulations promulgated thereunder;

15.	provide the Trust with adequate office space and all necessary office equipment and services, including but not limited to telephone service, heat, utilities, stationary supplies and similar items;

16.	supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of, incumbent third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Trust or Fund operations;

17.	oversee the tabulation of proxies;

18.	monitor the valuation of portfolio securities and monitor compliance with Board-approved valuation procedures;

19.	assist in establishing the accounting and tax policies of each Fund;

20.	assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consulting with each Fund’s independent accountants, legal counsel and each Fund’s other agents as necessary in connection therewith;

21.	establish and monitor each Fund’s operating expense budgets;

22.	review each Fund’s bills, as appropriate, and process the payment of bills that have been approved by an authorized person of the applicable Fund;

23.	assist each Fund in determining the amount of dividends and distributions available to be paid by each Fund to its shareholders, prepare and arrange for the printing of dividend notices to shareholders, and provide the transfer agent and the custodian with the information that is required for those parties to effect the payment of dividends and distributions;

24.	provide to the Board periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the administrator, custodian, shareholder service and transfer agents;

25.	provide assistance with investor and public relations matters;

26.	oversee required documentation and filings with the applicable state securities administrators at the specific direction of the Funds and in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Funds. Such filings include, but are not limited to:
(a)	a Fund’s initial notices, the prospectus(es) and statement(s) of additional information and any amendments or supplements thereto where required;

(b)	renewals and amendments to registration statements where required;

(c)	a Fund’s sales reports where required;

(d)	payment at the expense of the Funds of all Fund notice filing fees;

(e)	annual reports and proxy statements where required; and

(f)	such additional services as the Administrator and the Funds may agree upon in writing; and
27.	otherwise assist the Trust as it may reasonably request in the conduct of each Fund’s business. Any additional, non-reoccurring services will be negotiated separately. The Trust, subject to the Board approval, will pay the Administrator’s fees and expenses for any non-reoccurring services.

APPENDIX C
FEE SCHEDULE
The Trust will pay to the Administrator as compensation for the Administrator’s services rendered, a monthly fee, based on the Monthly Average Net Assets (defined below) of the respective Fund in accordance with the following fee schedule:

Name of Fund	Annual Fee Rate
China Region Fund	0.08%
All American Equity Fund	0.08%
Gold and Precious Metals Fund	0.08%
World Precious Minerals Fund	0.08%
Eastern European Fund	0.08%
Global Emerging Markets Fund	0.08%
Holmes Growth Fund	0.08%
Global MegaTrends Fund	0.08%
Global Resources Fund	0.08%
Tax Free Fund	0.08%
Near-Term Tax Free Fund	0.08%
U.S. Government Securities Savings Fund	0.08%
U.S. Treasury Securities Cash Fund	0.08%
The “Monthly Average Net Assets” of any Fund of the Trust for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund for each calendar day of such month, by (ii) the number of such days.
The value of the net assets of each Fund will always be determined pursuant to the applicable provisions of the Trust’s Declaration, as amended from time-to-time and the registration statement.
Fees and expenses for Non-Recurring Services will be negotiated and quoted separately.
The Administrator shall be reimbursed for certain out-of-pocket expenses, including but not limited to: (i) postage, stationery (including FedEx or other shipping fees); (ii) computer programming relating to services provided to the Trust that have been approved by the Board prior to implementation; (iii) EDGAR filing costs; (iv) record retention relating to the Trust; (v) federal and state regulatory filing fees; (vi) expenses incurred for Board meetings (e.g. catering services, entertainment, or off-site meeting rentals); (vii) such non-recurring or extraordinary expenses that have been approved by the Board of the Trust prior to implementation; and (viii) special reports prepared by the Administrator at the request of the Trust or Board.

C-1